UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A
Under the Securities Exchange Act of 1934

(Amendment No. 2)

Cognition Therapeutics, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

19243B 102 (CUSIP Number)

Bios Equity Partners, LP
1751 River Run, Suite 400
Fort Worth, Texas 76107
Tel: (817) 984-9197

With a Copy to:

Rick Jordan
Polsinelli PC
2950 N. Harwood St., Suite 2100
Dallas, Texas 75201

Tel: (214) 397-0030

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 15, 2022
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS MEMORY SPV I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,424,014 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,424,014 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,424,014 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS MEMORY SPV II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 385,248 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 385,248 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 385,248 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 385,248 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV II, LP (“Bios Memory II”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 418,926 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 418,926 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,926 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 418,926 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund I, LP (“Bios Fund I”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND I QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 245,029 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 245,029 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,029 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 245,029 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund I QP, LP (“Bios Fund I QP”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 78,298 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 78,298 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,298 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 78,298 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II, LP (“Bios Fund II”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND II QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 255,765 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 255,765 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 255,765 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 255,765 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II QP, LP (“Bios Fund II QP”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND II NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 34,238 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 34,238 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,238 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 34,238 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II NT, LP (“Bios Fund II NT”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 309,748 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 309,748 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 309,748 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 309,748 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III, LP (“Bios Fund III”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND III QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,021,906 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,021,906 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,021,906 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.4% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 2,021,906 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III QP, LP (“Bios Fund III QP”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS FUND III NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 326,733 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 326,733 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,733 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of 326,733 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III NT, LP (“Bios Fund III NT”) as of the date hereof.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BP DIRECTORS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 572 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 572 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 572 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.002% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of options to purchase 572 Shares of common stock of the Issuer, par value $0.001 per share (“Shares”), granted in consideration for Dr. Aaron Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”). Pursuant to an agreement with BP Directors, LP (“Bios Directors”), Dr. Fletcher has agreed that he will hold certain equity-based awards granted to him in connection with his services as a director of the Issuer (including the Bios Directors Options) merely as a nominee for Bios Directors.

(2) Based on 23,971,614 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,049,775 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,049,775 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,049,775 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.4% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 418,926 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund I, LP (“Bios Fund I”), (ii) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (iii) 385,248 Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), in each case, as of the date hereof, and (iv) options to purchase 572 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors. In its capacity as the general partner of these entities, Bios Equity I may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.

(2) Based on 23,971,614 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 368,301 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 368,301 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,301 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 78,298 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund II, LP (“Bios Fund II”), (ii) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”) and (iii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), in each case, as of the date hereof. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT. In its capacity as the general partner of these entities, Bios Equity II may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,658,387 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,658,387 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,658,387 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.1% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 309,748 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Fund III, LP (“Bios Fund III”), (ii) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”) and (iii) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof. Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT. In its capacity as the general partner of these entities, Bios Equity III may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by these entities.

(2) Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS CAVU MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,500,477 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,500,477 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,500,477 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.9% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 309,748 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), (x) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, and (xi) options to purchase 572 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, Cavu Management may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 23,971,614 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS CAPITAL MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,500,477 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,500,477 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,500,477 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.9% (2)
14	TYPE OF REPORTING PERSON PN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 309,748 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), (x) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, and (xi) options to purchase 572 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, Bios Management may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 23,971,614 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS CAVU ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,500,477 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,500,477 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,500,477 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.9% (2)
14	TYPE OF REPORTING PERSON OO

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 309,748 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), (x) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, and (xi) options to purchase 572 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Cavu Advisors, LLC (“Cavu Advisors”) is the general partner of Cavu Management, and therefore may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 23,971,614 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS BIOS ADVISORS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,500,477 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,500,477 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,500,477 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.9% (2)
14	TYPE OF REPORTING PERSON OO

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 309,748 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), (x) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, and (xi) options to purchase 572 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Bios Advisors GP, LLC (“Bios Advisors”) is the general partner of Bios Management, and therefore, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 23,971,042 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS LESLIE WAYNE KREIS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,500,477 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,500,477 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,500,477 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 22.9% (2)
14	TYPE OF REPORTING PERSON IN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 309,748 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), (x) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, and (xi) options to purchase 572 Shares granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”). Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Cavu Management, LP (“Cavu Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Cavu Advisors, LLC (“Cavu Advisors”), an entity controlled by Mr. Kreis, is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 23,971,614 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022 and (ii) 572 Shares issuable upon the exercise of the Bios Directors Options.

CUSIP No. 19243B 102
1	NAME OF REPORTING PERSONS AARON GLENN LOUIS FLETCHER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF UNITS BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,514,396 (1)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,514,396 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,514,396 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN UNITS	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.0% (2)
14	TYPE OF REPORTING PERSON IN

(1) Consists of (i) 1,424,014 outstanding shares of common stock of the Issuer, par value $0.001 per share (“Shares”), directly held by Bios Memory SPV I, LP (“Bios Memory I”), (ii) 385,248 outstanding Shares directly held by Bios Memory SPV II, LP (“Bios Memory II”), (iii) 418,926 Shares directly held by Bios Fund I, LP (“Bios Fund I”), (iv) 245,029 Shares directly held by Bios Fund I QP, LP (“Bios Fund I QP”), (v) 78,298 outstanding Shares directly held by Bios Fund II, LP (“Bios Fund II”), (vi) 255,765 outstanding Shares directly held by Bios Fund II QP, LP (“Bios Fund II QP”), (vii) 34,238 outstanding Shares directly held by Bios Fund II NT, LP (“Bios Fund II NT”), (viii) 309,748 outstanding Shares, directly held by Bios Fund III, LP (“Bios Fund III”), (ix) 2,021,906 outstanding Shares directly held by Bios Fund III QP, LP (“Bios Fund III QP”), (x) 326,733 Shares directly held by Bios Fund III NT, LP (“Bios Fund III NT”), in each case, as of the date hereof, (xi) options to purchase 572 Shares, granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Bios Directors Options”) and indirectly held by BP Directors, LP (“Bios Directors”), and (xii) options to purchase 13,919 additional Shares, also granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Fletcher Options”) and held by Dr. Fletcher directly. Bios Equity Partners, LP (“Bios Equity I”) is the general partner of Bios Fund I, Bios Fund I QP, Bios Memory II and Bios Directors (collectively the “Bios Equity I Entities”). Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II, Bios Fund II QP and Bios Fund II NT (collectively the “Bios Equity II Entities”). Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively the “Bios Equity III Entities”). Bios Capital Management, LP (“Bios Management”) is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. Bios Advisors GP, LLC (“Bios Advisors”), an entity controlled by Dr. Fletcher, is the general partner of Bios Management. As the manager of Bios Advisors, Dr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, the Bios Equity II Entities, the Bios Equity III Entities and Bios Memory I.

(2) Based on 23,985,533 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022, (ii) 572 Shares issuable upon the exercise of the Bios Directors Options, and (iii) 13,919 Shares issuable upon the exercise of the Fletcher Options.

Explanatory Note

This amendment (this “Amendment No. 2”) hereby amends the Schedule 13D originally filed by certain Reporting Persons (as defined below) on October 25, 2021 (the “Original Statement”), as amended by that certain Amendment No. 1 filed with the Securities and Exchange Commission on February 1, 2022 (“Amendment No. 1”, and, together with the Original Statement, the Prior Statements). The securities to which the Schedule 13D relates are the shares of common stock, par value $0.001 per share (“Shares”), of Cognition Therapeutics, Inc., a Delaware corporation (the “Issuer”). The purpose of this Amendment No. 2 is to report a greater than 1% increase in the percentage of shares beneficially owned by the Reporting Persons. Except as otherwise provided herein, each Item of the Prior Statements remains unchanged. Capitalized terms used herein but not defined in this Amendment No. 2 shall have the meanings ascribed to such terms in the Prior Statements.

Item 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Between November 15, 2022 and November 28, 2022, certain of the Reporting Persons executed the following open market purchases of the Issuer’s Common Stock:

(i)	On November 15, 2022, Bios Fund III QP purchased 1,141,030 shares of Common Stock of the Issuer at a purchase price of $1.20 per share, for an aggregate purchase price of approximately $1,369,236. Bios Fund III QP used working capital in connection with this transaction.

(ii)	On November 15, 2022, Bios Fund III NT purchased 184,270 shares of Common Stock of the Issuer at a purchase price of $1.20 per share, for an aggregate purchase price of approximately $221,124. Bios Fund III NT used working capital in connection with this transaction.

(iii)	On November 15, 2022, Bios Fund III purchased 174,700 shares of Common Stock of the Issuer at a purchase price of $1.20 per share, for an aggregate purchase price of approximately $209,640. Bios Fund III used working capital in connection with this transaction.

(iv)	On November 16, 2022, Bios Fund III QP purchased 54,009 shares of Common Stock of the Issuer in multiple transactions at prices ranging from $1.23 to $1.54. The weighted average price per share was $1.40 and the aggregate purchase price was approximately $75,612.60. Bios Fund III QP used working capital in connection with this transaction.

(v)	On November 16, 2022, Bios Fund III NT purchased 8,722 shares of Common Stock of the Issuer in multiple transactions at prices ranging from $1.23 to $1.54. The weighted average price per share was $1.40 and the aggregate purchase price was approximately $12,210.80. Bios Fund III NT used working capital in connection with this transaction.

(vi)	On November 16, 2022, Bios Fund III purchased 8,269 shares of Common Stock of the Issuer in multiple transactions at prices ranging from $1.23 to $1.54. The weighted average price per share was $1.40 and the aggregate purchase price was approximately $11,576.60. Bios Fund III used working capital in connection with this transaction.

(vii)	On November 28, 2022, Bios Fund III QP purchased 12,220 shares of Common Stock of the Issuer in multiple transactions at prices ranging from $2.64 to $2.65. The weighted average price per share was $2.6497 and the aggregate purchase price was approximately $32,379.33. Bios Fund III QP used working capital in connection with this transaction.

(viii)	On November 28, 2022, Bios Fund III NT purchased 1,973 shares of Common Stock of the Issuer in multiple transactions at prices ranging from $2.64 to $2.65. The weighted average price per share was $2.6497 and the aggregate purchase price was approximately $5,227.86. Bios Fund III NT used working capital in connection with this transaction.

(ix)	On November 28, 2022, Bios Fund III purchased 1,871 shares of Common Stock of the Issuer in multiple transactions at prices ranging from $2.64 to $2.65. The weighted average price per share was $2.6497 and the aggregate purchase price was approximately $4,957.59. Bios Fund III used working capital in connection with this transaction.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

(a)-(b)

The information contained on the cover page of this Schedule 13D is incorporated herein by reference.

Based on 23,971,042 Shares outstanding as of November 10, 2022, as reported in the Issuer’s Quarterly Report on Form 10 Q filed with the Securities and Exchange Commission on November 14, 2022.

Bios Equity I, as the general partner of the Bios Equity I Entities, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities.

Bios Equity II, as the general partner of the Bios Equity II Entities, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity II Entities.

Bios Equity III, as the general partner of the Bios Equity III Entities, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity III Entities.

Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Cavu Management, as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Bios Management, as a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Cavu Management is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as the general partner of Cavu Management, Cavu Advisors may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Bios Management is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I. In its capacity as the general partner of Bios Management, Bios Advisors may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Cavu Management is a general partner of Bios Equity I, Bios Equity II, Bios Equity III and Bios Memory I, and Cavu Advisors is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

Bios Equity I is the general partner of the Bios Equity I Entities, Bios Equity II is the general partner of the Bios Equity II Entities, and Bios Equity III is the general partner of the Bios Equity III Entities. Bios Management is a general partner of Bios Equity I, Bios Equity II Bios Equity III and Bios Memory I, and Bios Advisors is the general partner of Bios Management. As the manager of Bios Advisors, Dr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to Shares directly or indirectly held by the Bios Equity I Entities, Bios Equity II Entities, Bios Equity III Entities and Bios Memory I.

Based on 23,985,533 Shares, which consists of (i) 23,971,042 Shares outstanding as of November 17, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 17, 2021, (ii) 572 Shares issuable upon the exercise of the Bios Directors Options, and (iii) 13,919 Shares issuable upon the exercise of additional options granted in consideration for Dr. Fletcher’s services as a director of the Issuer, which are exercisable or will be immediately exercisable within 60 days of the date hereof (the “Fletcher Options”). The Fletcher Options are held by Dr. Fletcher directly and not subject to the Nominee Agreement.

(c)	Except as otherwise disclosed in Item 3 above, none of the Reporting Persons, nor, to the best of the Reporting Persons’ knowledge, any of their respective executive officers or directors, as applicable, has acquired or disposed of, any securities of the Issuer during the 60 days prior to the date hereof.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 5, 2022

BIOS MEMORY SPV I, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS MEMORY SPV II, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I QP, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND II QP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II NT, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III QP, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III NT, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BP Directors, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS II, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS III, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

CAVU MANAGEMENT, LP

By:	Cavu Advisors, LLC,
its general partner

	By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS CAPITAL MANAGEMENT, LP

By:		Bios Advisors GP, LLC
its general partner

	By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

CAVU ADVISORS, LLC

By:		/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS ADVISORS GP, LLC

By:		/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

/s/ Leslie Wayne Kreis, Jr.
LESLIE WAYNE KREIS, JR., in his individual capacity

/s/ Aaron Glenn Louis Fletcher
AARON GLENN LOUIS FLETCHER, in his individual capacity